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       PRESS RELEASE

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                                                                    EXHIBIT 99.2

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Press Release                                                    Schlumberger
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For Immediate Release: Monday, February 12, 2001

SCHLUMBERGER ANNOUNCES OFFER TO PURCHASE SEMA

NEW YORK, February 12, 2001--Schlumberger Limited (NYSE:SLB) announced today that it has reached agreement with the board of directors of Sema plc on the terms of a recommended offer (the "Offer") for the entire issued and to be issued share capital of Sema.

The Offer will be made on the basis of approximately $8.09 (560 UK pence) in cash for each Sema share and approximately $16.18 (1120 UK pence) in cash for each Sema ADS (each ADS represents 2 Sema shares).

The Offer values the transaction at approximately $5.2 billion (approximately
3.6 billion UK pounds) fully diluted for the exercise of all outstanding options.

The Sema Board intends unanimously to recommend the Offer.

Euan Baird, Chairman and Chief Executive Officer of Schlumberger, explained the importance of this transaction to Schlumberger:

"The acquisition of Sema will enable us to accelerate significantly our existing information technology strategy. It will enhance our capabilities and critical mass in systems integration, widen our IT skills and create revenue synergies in many of our core competencies.

I am confident that the excellent personal relationships which we have developed with senior Sema management and strong cultural fit between our organizations will facilitate the integration and subsequent growth of Sema within the Schlumberger group.

We believe that Sema is the catalyst that will help us approach the five-year goals for growth and profitability that I set out two years ago."

Baird further stated:

"For several years, we have been actively exploiting IT to improve our internal business processes and efficiencies, to grow our existing businesses and to develop new IT-based revenue generation opportunities. This focus on leveraging IT has taken the form of extensions of existing Schlumberger business groups and also the creation of new businesses which leverage Schlumberger's long term expertise in network development and management, IP based applications, backed by a strong culture of global support.
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Such initiatives have been ongoing in all three of the Schlumberger core vertical markets: oilfield services, wireless telecom and utilities.

We believe that it has become increasingly clear that the winners in the Internet age will be companies with excellent products and market shares in specific verticals that are able to substantially enhance their business models with these new technologies.

Consequently, we have concluded that we need to continue to add strong IT technology, systems integration and consulting competencies on a global scale to both accelerate the growth in our core vertical markets and to establish ourselves as a leading information solutions provider in those core vertical markets. Sema provides those competencies to us."

Schlumberger expects to complete this transaction in the second quarter of 2001.

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Note:
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Schlumberger has scheduled a conference call briefing on 12 February 2001 at
10:00 a.m. New York City time (3:00 p.m. London time / 4:00 p.m. Paris time). To access the call, which is open to the public, please call the conference call operator on 1-800-491-3988 (Toll-Free) in North America and +44 (0)208 240 8242 in the UK, France or elsewhere, fifteen to twenty minutes prior to the scheduled start time, and ask for the "Schlumberger Conference Call" stating the title "Schlumberger or Sema" and the chairperson "Euan Baird".

Schlumberger is making the Offer through Schlumberger European subsidiaries, including its major French subsidiary, Schlumberger Industries S.A. The Offer is being made in the UK on behalf of Schlumberger Investments, a newly incorporated subsidiary of Schlumberger, by Lehman Brothers. Morgan Stanley Dean Witter has given financial advice to Schlumberger in the context of the Offer. The Sema Board has been advised by Credit Suisse First Boston and Rothschild. In providing advice to the Sema Board, Credit Suisse First Boston and Rothschild have taken into account the Sema Board's commercial assessments.

About Schlumberger

Schlumberger Limited is a global leader in technical services spanning the oil and gas, utility, semiconductor testing, smart cards, network and Internet solutions industries. Schlumberger revenue was $9.61 billion in 2000. Additional information is available from Realtime [www.slb.com], the Schlumberger corporate website.

About Sema

Sema is a leading IT and technical services company which was founded in 1958. They have a workforce of over 21,700 and operate in 28 countries, with most of their business being
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centered in Europe, and are focused on three business segments - systems integration and consulting, software products for the telecommunications, energy, transport and finance sectors, and outsourcing.

Sema's results for 2000 are scheduled to be announced on February 20, 2001. Sema's most recent trading statement indicated that Sema expects 2000 revenue to be slightly in excess of $2.2 billion and profit before tax, goodwill amortization and after exceptional items to be in the range of $132-140 million.

Schlumberger will be filing a detailed announcement describing the Offer with the Securities and Exchange Commission today. Free copies of this more detailed announcement are available on the SEC's web site at and from The Corporate Secretary, Schlumberger Limited, 277 Park Avenue, New York, NY 10172-0266. Schlumberger also will be filing a Tender Offer Statement and other related documentation with the SEC on the date the offer document is mailed to Sema shareholders. Shareholders are urged to read the Tender Offer Statement, which can be obtained from the above sources, when it becomes available as it will contain important information.

This press release may contain forward-looking statements as defined in the Private Litigation Reform Act of 1995. These statements by their nature involve risks and uncertainties and there are many factors which may cause actual results to differ materially from these statements. Such factors include economic, competitive and technological factors affecting Schlumberger and Sema's operations, markets, services and prices as well as Schlumberger's ability to integrate Sema's businesses with Schlumberger's and to realize synergies from the acquisition and the other factors detailed in Schlumberger's and Sema's SEC filings.

The contents of this document, which have been prepared by and are the sole responsibility of Schlumberger Limited, have been approved by Lehman Brothers for the purposes of section 57 of the United Kingdom's Financial Services Act 1986. Lehman Brothers, which is regulated in the United Kingdom by The Securities and Futures Authority, is acting for Schlumberger Limited, Schlumberger Industries S.A. and Schlumberger Investments in connection with the Offer and will not be responsible to anyone other than the same for providing the protections afforded to customers of Lehman Brothers, nor for providing advice in relation to the Offer.

For further information, contact:

Schlumberger Limited
Rex Ross
Vice President Communications
Phone: (212) 350-9432